Exhibit 99.1

Pacific Capital Bancorp Announces Quarterly Dividend

SANTA BARBARA, Calif.--(BUSINESS WIRE)--Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company with $7.4 billion in assets, announced that its board of directors has declared a quarterly common stock dividend of $0.22 per share. The dividend is payable August 12, 2008, to shareholders of record as of July 22, 2008. The Company has approximately 46.1 million shares outstanding.

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 50 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo.

CONTACT:
Pacific Capital Bancorp
Debbie Whiteley
Executive Vice President, Investor Relations
805-884-6680
Debbie.Whiteley@pcbancorp.com